June 15, 2012

To the Shareholders of:

Global Convergence Solutions Inc.

239 Prospect Plains Road, Suite A101

Monroe Township, NJ 08831

Attn: Neal Axelrad, CEO

Re:

MKHD – GCS Letter of Intent

Dear Sirs:

This Letter of Intent (“LOI”) confirms our preliminary discussions regarding a proposed acquisition by Mount Knowledge Holdings, Inc. and/or one of its affiliates (“the Company”) of Global Convergence Solutions (“GCS”). This LOI is intended to be a non-binding expression of the current understanding of the parties regarding the terms of the proposed transaction, to be incorporated into and superseded by the execution of the Definitive Documentation as set forth in Section 3 below, the date of execution being the formal date of the closing of the contemplated transaction (“Closing” and/or Closing Date”). The Definitive Documentation will include such additional terms, conditions, representations and warranties and undertakings as mutually agreed to by the parties.  Except as provided in Section 5 through 11 below, no legally binding obligations will be created until the Definitive Documentation is executed and delivered by the Company and GCS.

1.

Structure; Transaction Consideration

(a)

Structure.  The Company is a publicly traded company whose common stock trades on the Over-the-Counter Stock Exchange under the symbol “MKHD”. The acquisition would be accomplished by acquiring 100% of the ownership interest of GCS (the “Acquisition”) from its shareholders (the “GCS Shareholders”), thereby becoming a wholly owned subsidiary of Company, in accordance with the terms of an executed definitive stock purchase agreement (the “Stock Purchase Agreement”) to be negotiated by the parties. The parties will jointly determine the optimum tax structure for the transaction in order to best satisfy tax planning, regulatory and other considerations. In addition, the total liability of the GCS Shareholders in connection with the transaction under the Stock Purchase Agreement and any other documents executed in connection therewith shall be limited to 25% of the consideration initially received by the GCS Shareholders under the Stock Purchase Agreement.

(b)

Transaction Consideration.  Based upon current and projected financials of GCS and other information provided by GCS and the GCS Shareholders, the Company’s understanding of GCS’s business, and the due diligence conducted to date, and assuming GCS continues to conduct business in the ordinary course prior to the Closing of the Acquisition and there is no meaningful change in its borrowing and distribution practices (other than the contemplated distribution to the GCS Shareholders prior to Closing) , the Company would be prepared to provide total aggregate transaction consideration in accordance with the terms and conditions of Schedule A, attached hereto.

2.

Definitive Documentation.  The Company and the GCS Shareholders shall negotiate in good faith to finalize and execute as soon as is reasonably practicable, but in any event no later than July 20, 2012: (a) a definitive Stock Purchase Agreement, containing terms and conditions consistent with those described herein including the limitation on liability of the GCS Shareholders , and other covenants, representations, warranties, indemnities, closing conditions and other provisions customary for transactions of this type, and (b) such other ancillary agreements as are customary to consummate the transactions contemplated herein (collectively, the “Definitive Documentation”).

3.

Post-Closing Officers and Directors.  Upon the Closing of the Acquisition: (i) all of the officers and employees of the Company serving at the time of the Acquisition shall resign their respective positions with Company, unless otherwise required for the transition after the Acquisition, as mutually agreed, which resignations shall be effective immediately and new officers shall be appointed , as set forth in Schedule A, attached hereto, and (ii) the board of directors of Company shall be reconstituted such that complies with an adopted corporate governance policy of the Company, as required by the rules and regulations set forth by Sarbanes-Oxley and consistent with the terms set forth in Schedule A ..

4.

Closing Conditions.  The Closing of the transactions contemplated herein would be conditioned upon the following:

(a)

execution of Definitive Documentation satisfactory to both parties;

(b)

a certain amount of capital required at Closing as set forth in Schedule A;

(c)

receipt of all required third party and governmental approvals, consents and clearances;

(d)

Company and GCS each being satisfied with the completion of its business and legal due diligence of the other ;

(e)

receipt of all necessary corporate approvals, including the approval of the Board of Directors of the Company and GCS ;

(f)

the satisfaction of any additional conditions to each party’s obligations are set forth in the Definitive Documentation (which will include that there has not  been any material adverse change in the Company’s or GCS’s business or the occurrence of any event that is likely to have a material adverse effect on the Company’s or GCS’s business during the period between the date the Definitive Documentation is signed and the Closing Date).

5.

Access.  During the period from the date hereof until the termination of this LOI as provided in Paragraph 11 below, Company and its representatives and GCS and its representatives shall both be provided full access to examine the properties, books of account, corporate and human resources records and all other materials and information relating to the each other’s business, assets and liabilities, and the directors of both the Company and GCS shall cause its officers and employees to cooperate with such examination, as requested and required.

6.

Expenses. Each party shall pay their respective expenses (including fees and expenses of legal counsel, investment bankers, brokers, accountants and other representatives or consultants) in connection with the transactions contemplated herein ; provided that if the Company’s expenses together with the liabilities referenced in Section 8 exceed $200,000, such excess expenses and liabilities shall be paid for by the existing shareholders of the Company prior to the Closing.

7.

No Disclosure; Publicity.  Neither party shall disclose to any other person (other than such party’s employees, representatives and agents who are bound by confidentiality agreements or other confidentiality obligations) the terms or conditions hereof or the fact that an acquisition transaction with respect to the acquisition of GCS is being considered by the Company and the GCS Shareholders; provided, however, that the Company may make a public announcement, issue a press release or otherwise disclose the transaction if, in the opinion of its legal counsel, such announcement or disclosure is necessary or desirable based on its obligations as a publicly traded company , provided that GCS shall have given its prior written approval to any such public announcement, press release or disclosure .. Each of the parties hereto shall keep confidential each of the provisions of this LOI and the agreements referenced or contemplated herein and all information each party obtains regarding the other party (collectively, the “Confidential Information”), except, if and to the extent: (a) the information is already a matter of public record or knowledge; (b) the information may be necessary to a party’s financial or legal advisor(s) (subject to such party agreeing to be bound to the non-disclosure covenants contained in this paragraph); or (c) such disclosure is required by law. This covenant regarding Confidential Information shall indefinitely survive the termination of this LOI or any Definitive Agreements (unless otherwise provided therein).

8.

Exclusivity. In consideration of the time and resources that the Company and GCS will devote to the transactions contemplated in this LOI, neither the Company, the shareholders of the Company and any of their affiliates, on the one hand, or,  the GCS Shareholders, GCS or any of its affiliates , on the other hand, will, for a period commencing on the date hereof and ending on July 20, 2012 (or such later date as may be mutually agreed by the parties), directly or indirectly, solicit or initiate or enter into discussions, agreements or transactions with, or encourage, or provide any information to, any person or entity (other than the Company , GCS or their respective designees) concerning any merger or sale of Company, GCS or its shares, business or assets, or any other transaction that would defeat the intent of this LOI. The Company and GCS Shareholders represent to each other that neither party , nor any of their respective affiliates are party to or bound by any agreement with respect to any such transaction other than as contemplated by this LOI. If the Company, the shareholders of the Company  or any of their respective affiliates, on the one hand, or, the GCS Shareholders, GCS or any of its affiliates on the other hand, shall breach, or threaten to commit a breach of any of the agreements contained in this Section 8, the non-breaching party shall have the right, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, to have such agreement specifically enforced by any court, including, without limitation, the right to seek entry of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such agreements, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the non-breaching party and that money damages will not provide an adequate remedy to the non-breaching party ..

9.

Binding Effect; Termination.  This LOI is only a statement of the present intentions of the parties and, except as set forth below, does not constitute a binding agreement of the parties hereto with respect to the Acquisition. Accordingly, except as set forth below, the parties will be legally bound only upon execution of, and in accordance with the terms contained in the Definitive Documentation, if, as and when the same have been approved by each party’s board of directors or similar governing body and have been duly executed and delivered; provided, that the parties agree that the provisions of Section 5 through 11 hereof are binding and enforceable.  The provisions of Section 5, 7 (with the exception of the covenant regarding Confidential Information which shall survive and remain in effect) and 8 shall terminate on, and have no effect following, the earlier of July 20, 2012 (unless such date is extended by the mutual agreement of the parties) or the execution of the Definitive Documentation, provided that such termination shall not excuse any breach arising prior to the date of such termination.

10.

Governing Law.  This LOI shall be governed by and construed in accordance with the laws of the State of New Jersey , regardless of the laws that might otherwise govern under applicable conflicts of law principles. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the District of New Jersey or the Superior Court of New Jersey for Middlesex County for any litigation arising out of or relating to this Agreement and the transactions contemplated herein and agrees not to commence any litigation relating thereto except in such courts.

11.

Entire Agreement; Amendment; Assignment; Counterparts.  This LOI represents the entire understanding of the parties with respect to the terms of the Company’s proposed acquisition of GCS, and supersedes all prior and/or contemporaneous agreements, representations and understandings, written or oral.  This LOI may only be amended, modified or extended by a written agreement signed by both of the parties hereto. This LOI may not be assigned without the other party’s written consent.  This LOI may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts will constitute one and the same agreement.

If you are in agreement with the terms of this LOI, please sign in the space provided below and return facsimile to Company’s representative below or a scanned copy by email.  This proposal shall remain open until 11:59 p.m. EST on June 15, 2012.  If this LOI has not been agreed to by GCS’s Shareholders by that time, this proposal shall be deemed to have lapsed.

Very truly yours,

Mount Knowledge Holdings, Inc.

/s/ James D. Beatty

By:

_______________________

Print Name: James D. Beatty

Title: CEO

Acknowledged and Agreed:

/s/ Neal Axelrad

By:

____________________________

Print Name: Neal Axelrad

Shareholder

Date: June 15, 2012

And,

/s/ Jay Meranchik

By:

____________________________

Print Name: Jay Meranchik

Shareholder

Date: June 15, 2012